UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2021

STARBOARD VALUE ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001- 39496	84-3743013
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Third Avenue, 18th Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 845-7977

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Units, each consisting of one share of Class A Common Stock and one-sixth of one Warrant to purchase one share of Class A Common Stock	SVACU	The Nasdaq Stock Market LLC
Class A Common Stock, par value $0.0001 per share	SVAC	The Nasdaq Stock Market LLC
Redeemable Warrants, exercisable for one share of Class A Common Stock for $11.50 per share	SVACW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On February 21, 2021, Starboard Value Acquisition Corp., a Delaware corporation (“SVAC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of SVAC (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of SVAC (“Merger Sub 2”), Cyxtera Technologies, Inc., a Delaware corporation (“Cyxtera”), and Mundo Holdings, Inc. (“NewCo”), a Delaware corporation and wholly-owned subsidiary of SIS Holdings LP, a Delaware limited partnership (“Cyxtera Stockholder”), which provides for, among other things, (i) Cyxtera to be contributed to Newco by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of Newco, (ii) Merger Sub 1 to be merged with and into NewCo (the “First Merger”), with NewCo surviving the First Merger as a wholly-owned subsidiary of SVAC and Merger Sub 1 ceasing to exist, and (iii) immediately following the First Merger, NewCo to be merged with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Transactions”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of SVAC and NewCo ceasing to exist. The Transactions, including the mergers, will constitute a “Business Combination” as contemplated by SVAC’s Amended and Restated Certificate of Incorporation.

The Merger Agreement and the Transactions were unanimously approved by the board of directors of SVAC on February 21, 2021.

Transactions

As a result of the Transactions, Cyxtera and the various operating subsidiaries of Cyxtera will become subsidiaries of SVAC, with the Cyxtera Stockholder becoming a stockholder of SVAC. Upon closing of the Transactions, SVAC will be renamed "Cyxtera Technologies, Inc."

As a consequence of the Transactions, each issued and outstanding share of SVAC Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), will automatically convert into a share of SVAC Class A common stock, par value $0.0001 per share (the “Common Stock”), on a one-for-one basis in accordance with the terms of SVAC’s Amended and Restated Certificate of Incorporation.

The Transactions are expected to close mid-2021, following the receipt of the required approval by SVAC’s stockholders and the fulfillment of other customary closing conditions.

Consideration

At the effective time of the First Merger, SVAC shall issue 106,100,000 shares of Common Stock to the Cyxtera Stockholder (the “Closing Share Consideration”).

Representations, Warranties and Covenants

Each of Cyxtera, SVAC, NewCo, Merger Sub 1 and Merger Sub 2 have made representations, warranties and covenants in the Merger Agreement that are customary for transactions of this nature. The representations and warranties of Cyxtera, SVAC, NewCo, Merger Sub 1 and Merger Sub 2 will not survive the closing of the Transactions.

Conditions to Consummation of the Transactions

Consummation of the transactions contemplated by the Merger Agreement is subject to customary conditions of the respective parties, including, among others, (i) that the Transactions be approved by the Cyxtera Stockholder and SVAC’s stockholders; (ii) that SVAC will have at least $5,000,001 of net tangible assets immediately following the closing of the Transactions; (iii) that the expiration or termination of the waiting period under the HSR Act; (iv) that SVAC will have at least $550,000,000 in available cash immediately prior to the effective time of the First Merger (after taking into account (a) the redemption of public shares by SVAC’s public stockholders, (b) the payment of deferred underwriting commissions and taxes payable on interest earned, and (c) the net proceeds from the Subscription Agreements (as defined below)); and (v) the authorization of the listing of the shares constituting the Closing Share Consideration on the Nasdaq Stock Market.

The sole stockholder of Cyxtera, the Cyxtera Stockholder, has provided its consent to the Transactions.

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the Transactions in certain limited circumstances, including by (i) the mutual written consent of SVAC and Cyxtera, (ii) either SVAC or Cyxtera if any applicable law makes the consummation of the Transactions illegal or any final, non-appealable order permanently prevents the consummation of the Transactions, (iii) either SVAC or Cyxtera if the effective time of the Transactions has not occurred by July 31, 2021, subject to certain extensions, or (iv) either SVAC or Cyxtera if certain voting matters are not duly adopted by SVAC’s stockholders by the requisite vote under Delaware law and the governing documents of SVAC.

The Cyxtera Stockholder, BCEC-Cyxtera Technologies Holdings (Guernsey) L.P. (“BC Stockholder”), Medina Capital Fund II – SIS HOLDCO, L.P. (“Medina Stockholder”), and SVAC Sponsor LLC (“SVAC Sponsor”) have all entered into customary releases in connection with the Transactions.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. SVAC does not believe that these schedules contain information that is material to an investment decision. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Stockholder Support Agreement

In connection with the execution of the Merger Agreement, the Cyxtera Stockholder entered into a Stockholder Support Agreement with SVAC and Cyxtera (the “Stockholder Support Agreement”), pursuant to which, among other things, the Cyxtera Stockholder agreed to (i) provide its consent to the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the mergers and the pre-closing restructuring, and (ii) take all actions necessary or appropriate to contribute its equity securities in Cyxtera to NewCo and otherwise cause the pre-closing restructuring to occur in accordance with the Merger Agreement. In addition, the Cyxtera Stockholder agreed not to transfer any equity securities of Cyxtera or NewCo until the date upon which the Stockholder Support Agreement expires, except as contemplated by the Stockholder Support Agreement.

The foregoing description of the Stockholder Support Agreement is qualified in its entirety by reference to the full text of the Stockholder Support Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Sponsor Support Agreement

In connection with the Merger Agreement, SVAC Sponsor and the other holders of shares of Class B Common Stock (together with SVAC Sponsor, the “Insiders”) entered into a Sponsor Support Agreement with SVAC and Cyxtera (the “Sponsor Support Agreement”), pursuant to which, among other things, each Insider agreed to (i) vote all Common Stock and Class B Common Stock owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the transactions contemplated by the Merger Agreement, including the mergers, and each other proposal related thereto included on the agenda for the special meeting of stockholders related thereto and (ii) not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the stockholder approval of the Transactions. In addition, each Insider agreed, subject to certain exceptions, not to transfer, as applicable, any shares of Class B Common Stock, private placement warrants (or shares of Common Stock issued or issuable upon the exercise of private placement warrants) or other equity securities of SVAC until the date upon which the Sponsor Support Agreement expires. The Sponsor Support Agreement amends and restates that certain letter agreement, dated as of September 9, 2020, among SVAC and the Insiders that was entered into in connection with SVAC’s initial public offering. Solely in connection with and only for the purpose of the transactions contemplated by the Merger Agreement, each Insider irrevocably and unconditionally waived and agreed not to assert, claim or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the shares of Class B Common Stock held by him, her or it converts into Common Stock pursuant to Section 4.3 of SVAC’s Certificate of Incorporation or any other anti-dilution protections or other adjustment or similar protections that arise in connection with the Transactions.

The foregoing description of the Sponsor Support Agreement is qualified in its entirety by reference to the full text of the Sponsor Support Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and incorporated herein by reference.

Stockholders Agreement

At the closing of the Transactions, SVAC will enter into a stockholders agreement (the “Stockholders Agreement”), providing for certain governance and director nomination rights with respect to the Cyxtera Stockholder, BC Stockholder, Medina Stockholder and SVAC Sponsor (together with the Cyxtera Stockholder, BC Stockholder and Medina Stockholder, the “Investor Parties”). Pursuant to the Stockholders Agreement, SVAC and the Investor Parties will agree to take all necessary action to cause the board of directors of SVAC (the “Board”) to be comprised of nine directors as of the closing of the Transactions, including: the combined company's chief executive officer (Nelson Fonesca), three individuals designated by the Cyxtera Stockholder (Raymond Svider, Fahim Ahmed and Manuel D. Medina (who will be named Chair of the Board)); one independent director designated by the Cyxtera Stockholder with the consent of SVAC Sponsor (John W. Diercksen); two individuals designated by SVAC Sponsor (Jeffrey Smith and Gregory Waters (who will be named Lead Independent Director)); and two independent directors designated by mutual agreement between the Cyxtera Stockholder and SVAC Sponsor. Subject to certain ownership thresholds, the rights of the Investor Parties to designate directors will continue in respect of each annual meeting or special meeting of SVAC’s stockholders until immediately following the conclusion of SVAC’s annual meeting in the calendar year 2024.

In addition, pursuant to the Stockholders Agreement, the Cyxtera Stockholder shall distribute all of its Common Stock to the BC Stockholder, the Medina Stockholder and other equity holders of the Cyxtera Stockholder within 12 months from the date of closing of the Transactions. Further, each of SVAC Sponsor and the Cyxtera Stockholder will agree to not transfer any Common Stock for the 12 month period following the closing of the Transactions (the “Lock-Up Period”), other than transfers contemplated by the foregoing sentence and transfers to certain permitted transferees; provided, however, if the closing price of the Common Stock equals or exceeds $12.00 per share for 20 trading days within a 30-day trading day period commencing at least 150 days after the closing of the Transactions, the Lock-Up Period will automatically terminate as of such 20th trading day.

Amended and Restated Registration Rights Agreement

In connection with the closing of the Transactions, SVAC, the Insiders and the Cyxtera Stockholder will enter into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”), pursuant to which SVAC has agreed to provide customary demand and piggyback registration rights, subject to certain conditions. The A&R Registration Rights Agreement also provides that SVAC will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

The foregoing description of the A&R Registration Rights Agreement is qualified in its entirety by reference to the full text of the form of A&R Registration Rights Agreement, a copy of which is included as Exhibit M to the Merger Agreement, filed as Exhibit 2.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

PIPE Subscription Agreements

SVAC has entered into separate subscription agreements (collectively, the “Subscription Agreements”), dated February 21, 2021, with certain investors (the "PIPE Investors"), pursuant to which SVAC has agreed to issue and sell, in private placements to close immediately prior to the closing of theTransactions, an aggregate of 25,000,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $250,000,000, of which certain clients of Starboard Value LP have committed to purchase, on the same terms as the other subscribers, an aggregate of 6,000,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $60,000,000. SVAC has granted customary registration rights to the PIPE Investors.

The foregoing description of the Subscription Agreements is qualified in its entirety by reference to the full text of the form of the Subscription Agreement, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K, and incorporated herein by reference.

The securities to be issued pursuant to the Subscription Agreements and Merger Agreement will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.

On February 22, 2021, SVAC and Cyxtera issued a joint press release announcing the execution of the Merger Agreement and announcing that SVAC and Cyxtera will hold a conference call on February 22, 2021 (the “Conference Call”). A copy of the press release, which includes information regarding access to the Conference Call, is attached hereto as Exhibit 99.1 and incorporated herein by reference. The script that SVAC and Cyxtera intend to use for the Conference Call is attached hereto as Exhibit 99.3 and incorporated herein by reference. Such exhibits and the information set forth therein shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act.

Attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference is an investor presentation related to the Transactions. Such exhibit and the information set forth therein shall not be deemed to be filed for purposes of Section 18 of the Exchange Act, or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act.

Item 8.01. Other Events.

In connection with the Merger Agreement, Cyxtera and the purchasers under that certain Optional Share Purchase Agreement (the “Purchasers”), dated as of September 9, 2020, by and among SVAC and the Purchasers (the “Optional Share Purchase Agreement”), entered into a letter agreement, pursuant to which the Purchasers agreed not to purchase shares of SVAC for an aggregate amount exceeding $75,000,000 for all Purchasers under the Optional Share Purchase Agreement.

Additional Information and Where to Find It

In connection with the Transactions, SVAC is expected to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the "SEC"), which will be distributed to holders of SVAC’s common stock in connection with SVAC’s solicitation of proxies for the vote by the SVAC stockholders with respect to the Transactions and other matters as described in the Proxy Statement. SVAC urges its stockholders and other interested persons to read, when available, the Proxy Statement and amendments thereto and documents incorporated by reference therein, as well as other documents filed with the SEC in connection with the transactions, as these materials will contain important information about SVAC, Cyxtera and the Transactions. When available, the definitive Proxy Statement will be mailed to SVAC’s stockholders. Stockholders will also be able to obtain copies of such documents, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Starboard Value Acquisition Corp., 777 Third Avenue, 18th Floor, New York, NY 10017.

Participants in Solicitation

SVAC and its directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of SVAC’s stockholders in connection with the Transactions. Stockholders of SVAC may obtain more detailed information regarding the names, affiliations and interests of SVAC’s directors and executive officers in SVAC’s final prospectus for its initial public offering filed with the SEC on September 11, 2020 and in the Proxy Statement relating to the Transactions when available. Information concerning the interests of SVAC’s participants in the solicitation, which may, in some cases, be different than those of SVAC’s stockholders generally, will be set forth in the Proxy Statement relating to the Transactions when it becomes available.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the federal securities laws, opinions and projections prepared by Cyxtera’s and SVAC’s management. These forward-looking statements generally are identified by the words “expects,” “will,” “projected,” “continue,” “ increase,” and/or similar expressions that concern Cyxtera’s or SVAC’s strategy, plans or intentions, but the absence of these words does not mean that a statement is not forward-looking. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. Because forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Cyxtera’s or SVAC’s control. Actual results and condition (financial or otherwise) may differ materially from those indicated in the forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results and conditions to differ materially from those indicated in the forward-looking statements, including, but not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the Transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Transactions or that the required stockholder approval is not obtained; failure to realize the anticipated benefits of the Transactions; the risk that the market price of the combined company’s securities may decline following the consummation of the Transactions if the Transaction’s benefits do not meet the expectations of investors or securities analysts; risks relating to the uncertainty of Cyxtera’s projected operating and financial information; the impact of Cyxtera’s substantial debt on its future cash flows and its ability to raise additional capital in the future; adverse global economic conditions and credit market uncertainty; the regulatory, currency, legal, tax and other risks related to Cyxtera’s international operations; the United Kingdom’s withdrawal from the European Union and the potential negative effect on global economic conditions, financial markets and Cyxtera’s business; the effects of the COVID-19 pandemic on Cyxtera’s business or future results; the ability to access external sources of capital on favorable terms or at all, which could limit Cyxtera’s ability to execute its business and growth strategies; fluctuations in foreign currency exchange rates in the markets in which Cyxtera operates internationally; physical and electronic security breaches and cyber-attacks which could disrupt Cyxtera’s operations; Cyxtera’s dependence upon the demand for data centers; Cyxtera’s products and services having a long sales cycle that may harm its revenues and operating results; any failure of Cyxtera’s physical infrastructure or negative impact on its ability to provide its services, or damage to customer infrastructure within its data centers, which could lead to significant costs and disruptions that could reduce Cyxtera’s revenue and harm its business reputation and financial results; inadequate or inaccurate external and internal information, including budget and planning data, which could lead to inaccurate financial forecasts and inappropriate financial decisions; maintaining sufficient insurance coverage; environmental regulations and related new or unexpected costs; climate change and responses to it; prolonged power outages, shortages or capacity constraints; the combined company’s inability to recruit or retain key executives and qualified personnel; the ability to compete successfully against current and future competitors; Cyxtera’s fluctuating operating results; incurring substantial losses, as Cyxtera has previously; Cyxtera’s ability to renew its long-term data center leases on acceptable terms, or at all; Cyxtera’s government contracts, which are subject to early termination, audits, investigations, sanctions and penalties; failure to attract, grow and retain a diverse and balanced customer base, including key magnet customers; future consolidation and competition in Cyxtera’s customers’ industries, which could reduce the number of Cyxtera’s existing and potential customers and make it dependent on a more limited number of customers; Cyxtera’s reliance on third parties to provide internet connectivity to its data centers; disruption or termination of connectivity; government regulation; the non-realization of the financial or strategic goals related to acquisitions that were contemplated at the time of any transaction; Cyxtera’s ability to protect its intellectual property rights; Cyxtera’s ability to continue to develop, acquire, market and provide new offerings or enhancements to existing offerings that meet customer requirements and differentiate it from its competitors; disruptions associated with events beyond its control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters; sales or issuances of shares of the combined company’s common stock may adversely affect the market price of the combined company’s common stock; the requirements of being a public company, including maintaining adequate internal control over financial and management systems; risks related to corporate social responsibility; Cyxtera’s ability to lease available space to existing or new customers, which could be constrained by its ability to provide sufficient electrical power; Cyxtera’s ability to adapt to changing technologies and customer requirements; Cyxtera’s ability to manage its growth; risks related to litigation, securities class action or threatened litigation which may divert management time and attention, require Cyxtera to pay damages and expenses or restrict the operation of its business; the volatility of the market price of the combined company’s stock; the incurrence of goodwill and other intangible asset impairment charges, or impairment charges to Cyxtera’s property, plant and equipment, which could result in a significant reduction to its earnings; U.S. and foreign tax legislation and future changes to applicable U.S. or foreign tax laws and regulations and/or their interpretation may have an adverse effect on Cyxtera’s business, financial condition and results of operations and tax rules and regulations are subject to interpretation and require judgment by Cyxtera that may be successfully challenged by the applicable taxation authorities upon audit, which could result in additional tax liabilities; and Cyxtera’s ability to use its United States federal and state net operating losses to offset future United States federal and applicable state taxable income may be subject to certain limitations which could accelerate or permanently increase taxes owed. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of SVAC’s final prospectus related to its initial public offering, the proxy statement discussed below and other documents filed by SVAC from time to time with the SEC. There may be additional risks that Cyxtera and SVAC do not presently know or that they currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Cyxtera’s and SVAC’s expectations, plans or forecasts of future events and views as of the date of this Current Report on Form 8-K. Accordingly, you should not place undue reliance upon any such forward-looking statements in this Current Report on Form 8-K. Neither Cyxtera, SVAC nor any of their affiliates have any obligation to update this Current Report on Form 8-K.

No Offer or Solicitation

This Current Report on Form 8-K is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of SVAC or Cyxtera nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of February 21, 2021, by and among Starboard Value Acquisition Corp., Mundo Merger Sub 1, Inc., Mundo Merger Sub 2, LLC, Cyxtera Technologies, Inc. and Mundo Holdings, Inc.

10.1	Stockholder Support Agreement, dated as of February 21, 2021, by and among Starboard Value Acquisition Corp. Cyxtera Technologies, Inc. and SIS Holdings LP

10.2	Sponsor Support Agreement, dated as of February 21, 2021, by and among Starboard Value Acquisition Corp., Cyxtera Technologies, Inc., SVAC Sponsor LLC and the other parties thereto

10.3	Form of Subscription Agreement

99.1	Joint Press Release of Starboard Value Acquisition Corp. and Cyxtera, dated February 22, 2021.

99.2	Investor Presentation of Starboard Value Acquisition Corp. dated February 22, 2021.

99.3	Conference Call Script

*	Certain schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. SVAC agrees to furnish supplementally a copy of any omitted schedule and exhibits to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Starboard Value Acquisition Corp.

Dated: February 22, 2021
	By:	/s/ Martin D. McNulty, Jr.
Name: Martin D. McNulty, Jr.
Title: Chief Executive Officer